UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2007 (May 18, 2007)

M & F Worldwide Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-13780	02-0423416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 East 62nd Street
New York, New York	10021
(Address of principal executive offices)	(Zip Code)

(212) 572-8600 Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

In connection with a refinancing, on May 18, 2007, the revolving credit agreement, dated as of June 7, 2005, among MacAndrews Finance LLC, as borrower, Ronald O. Perelman and MacAndrews & Forbes Holdings Inc. ("MacAndrews"), as guarantors, certain lenders and Bank of America, N.A., as administrative agent ("Agent") was repaid in full and terminated. A related pledge agreement, between Mafco Consolidated Group Inc. ("MCG") and Agent, pursuant to which MCG pledged all of its shares of common stock of M & F Worldwide Corp., a Delaware corporation ("MFW"), to Agent as collateral was also terminated.

On May 18, 2007, pursuant to a new revolving credit agreement (the "Credit Agreement"), dated as of May 18, 2007, between MFW Holdings One LLC ("Holdings One"), as borrower, and Deutsche Bank Trust Company Americas ("Deutsche Bank"), as lender, Holdings One entered into a Pledge and Security Agreement (the "Pledge and Security Agreement") with Deutsche Bank. Pursuant to the Pledge and Security Agreement, Holdings One pledged to Deutsche Bank all of its shares of common stock of MFW (the "Pledge").

A default under the Credit Agreement or the Pledge and Security Agreement could cause a foreclosure with respect to the shares of capital stock subject to the Pledge, which could result in a change of control of MFW.

Holdings One is a wholly-owned subsidiary of MacAndrews, which is wholly-owned by Ronald O. Perelman, a member of MFW's Board of Directors. Pursuant to publicly available information, Holdings One beneficially owns 35.0% of MFW's outstanding common stock, and MacAndrews beneficially owns 38.6% of MFW's outstanding common stock (inclusive of Holdings One's beneficial holdings).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M & F WORLDWIDE CORP.

Date: May 22, 2007	By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz, Esq.
	Title:	Executive Vice President
and General Counsel

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